SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                              (Amendment No. __)*



                                  NEOPHARM INC.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    640919106
                                 --------------
                                 (CUSIP Number)



                                January 11, 2007
          -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


--------------------------------
   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

CUSIP NO. 640919106
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ASPEN ADVISORS LLC

                  13-4118717

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]

                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE

--------------------------------------------------------------------------------
NUMBER OF                5        SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                 6        SHARED VOTING POWER
EACH REPORT-                      262,890
ING PERSON                        ----------------------------------------------
WITH                     7        SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                  262,890
                                  ----------------------------------------------

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          262,890

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          0.9%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
                   OO

--------------------------------------------------------------------------------

CUSIP NO. 640919106
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SOPRIS CAPITAL ADVISORS, LLC

                      20-3177754

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]

                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE

--------------------------------------------------------------------------------
NUMBER OF                5        SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                 6        SHARED VOTING POWER
EACH REPORT-                      1,322,110
ING PERSON                        ----------------------------------------------
WITH                     7        SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                  1,322,110
                                  ----------------------------------------------

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          1,322,110

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          4.7%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
                   OO

--------------------------------------------------------------------------------

CUSIP NO. 640919106
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             SOPRIS PARTNERS SERIES A, a series of SOPRIS CAPITAL PARTNERS, L.P.

                  37-1520276

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]

                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE

--------------------------------------------------------------------------------
NUMBER OF                5        SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                 6        SHARED VOTING POWER
EACH REPORT-                      940,110
ING PERSON                        ----------------------------------------------
WITH                     7        SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                  940,110
                                  ----------------------------------------------

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          940,110

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          3.3%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
                   PN

--------------------------------------------------------------------------------

CUSIP NO. 640919106
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SOPRIS CAPITAL, LLC

                      20-3978493

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]

                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE

--------------------------------------------------------------------------------
NUMBER OF                5        SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                 6        SHARED VOTING POWER
EACH REPORT-                      940,110
ING PERSON                        ----------------------------------------------
WITH                     7        SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                  940,110
                                  ----------------------------------------------

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          940,110

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          3.3%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
                   OO

--------------------------------------------------------------------------------

CUSIP NO. 640919106
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  NIKOS HECHT

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]

                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES

--------------------------------------------------------------------------------
NUMBER OF                5        SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                 6        SHARED VOTING POWER
EACH REPORT-                      1,585,000
ING PERSON                        ----------------------------------------------
WITH                     7        SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                  1,585,000
                                  ----------------------------------------------

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        1,585,000

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          5.6%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
                   IN

--------------------------------------------------------------------------------

Item 1.
         (a) Name of Issuer:

                  NeoPharm Inc.

         (b) Address of Issuer's Principal Executive Offices:

                      1850 Lakeside Drive
                      Waukegan, Illinois 60085

Item 2.
         (a) Name of Persons Filing:

                  Aspen Advisors LLC ("Aspen Advisors")
                  Sopris Capital Advisors, LLC ("Sopris Advisors")
                  Sopris Partners Series A, a series of Sopris Capital Partners, L.P. ("Sopris Partners")
                  Sopris Capital, LLC ("Sopris Capital")
                  Nikos Hecht
                  (collectively, the "Reporting Persons")

         (b) Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Advisors, Sopris Partners and Sopris Capital is 314 S. Galena Street, Suite 300, Aspen, CO 81611. The principal business office of Mr. Hecht is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

         (c) Citizenship:

                  Aspen Advisors, Sopris Advisors and Sopris Capital are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. Mr. Hecht is a citizen of the United States.

         (d) Title of Class of Securities:

                  Common Stock

         (e) CUSIP Number:

                     640919106
                     ---------

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.
        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
        (e) [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                      Aspen Advisors:                                    262,890
                      Sopris Advisors:                                 1,322,110
                      Sopris Partners and Sopris Capital:                940,110
                      Mr. Hecht:                                       1,585,000

         (b) Percent of class:

                      Aspen Advisors:                                  0.9%
                      Sopris Advisors:                                 4.7%
                      Sopris Partners and Sopris Capital:              3.3%
                      Mr. Hecht:                                       5.6%


         (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                              Aspen Advisors:                          -0-
                              Sopris Advisors:                         -0-
                              Sopris Partners and Sopris Capital:      -0-
                              Mr. Hecht:                               -0-

                  (ii)  Shared power to vote or to direct the vote:

                      Aspen Advisors:                                    262,890
                      Sopris Advisors:                                 1,322,110
                      Sopris Partners and Sopris Capital:                940,110
                      Mr. Hecht:                                       1,585,000

                  (iii) Sole power to dispose or to direct the disposition of:

                              Aspen Advisors:                          -0-
                              Sopris Advisors:                         -0-
                              Sopris Partners and Sopris Capital:      -0-
                              Mr. Hecht:                               -0-

                  (iv)  Shared power to dispose or to direct the disposition of:

                      Aspen Advisors:                                    262,890
                      Sopris Advisors:                                 1,322,110
                      Sopris Partners and Sopris Capital:                940,110
                      Mr. Hecht:                                       1,585,000


         Of the shares reported as beneficially owned in this Schedule 13G, 940,110 shares are owned directly by Sopris Partners and 262,890 shares are owned by private clients of Aspen Advisors and 382,000 are owned by private clients of Sopris Advisors. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Sopris Partners. Mr. Hecht is the managing member of each of Aspen Advisors and of Sopris Advisors and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and of Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and of Sopris Advisors, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the Common Stock held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors and Aspen Advisors.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Each of Aspen Advisors and Sopris Advisors serves as an investment manager for private clients, none of which, individually hold more than 5% of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January __, 2007

                                 SOPRIS PARTNERS SERIES A, a series of SOPRIS
                                 CAPITAL PARTNERS, L.P.

                                 By: SOPRIS CAPITAL, LLC
                                     Its general partner


                                 By: /s/ NIKOS HECHT
                                     -----------------------------------------
                                     Name:   Nikos Hecht
                                     Title:  Sole Member of the Managing Member


                                 SOPRIS CAPITAL, LLC


                                 By: /s/ NIKOS HECHT
                                     -----------------------------------------
                                     Name:   Nikos Hecht
                                     Title:  Sole Member of the Managing Member


                                 ASPEN ADVISORS LLC


                                 By: /s/ NIKOS HECHT
                                     -----------------------------------------
                                     Name:   Nikos Hecht
                                     Title:  Managing Member


                                 SOPRIS CAPITAL ADVISORS, LLC


                                 By: /s/ NIKOS HECHT
                                     -----------------------------------------
                                     Name:   Nikos Hecht
                                     Title:  Managing Member


                                 /s/ NIKOS HECHT
                                 ---------------------------------------------
                                 Nikos Hecht